PROSPECTUS SUPPLEMENT NO. 7                     FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED DECEMBER 12, 2003)              REGISTRATION NO. 333-110125

                                    TXU CORP.

                RELATING TO RESALES BY SELLING SECURITYHOLDERS OF

                                  $525,500,000

               FLOATING RATE CONVERTIBLE SENIOR NOTES DUE 2033 AND
SHARES OF COMMON STOCK (WITHOUT PAR VALUE) ISSUABLE UPON CONVERSION OF THE NOTES

                               ------------------

     This prospectus supplement, which supplements TXU Corp.'s prospectus dated December 12, 2003, relates to resales by selling securityholders of $525,500,000 in aggregate principal amount of TXU Corp.'s Floating Rate Convertible Senior Notes due 2033 and the shares of TXU Corp. common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the related prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this prospectus supplement.

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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     YOU SHOULD READ AND RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE RELATED PROSPECTUS, TOGETHER WITH THOSE DOCUMENTS INCORPORATED BY REFERENCE, AS DESCRIBED ON PAGE 3 OF THE PROSPECTUS UNDER INCORPORATION BY REFERENCE. NEITHER TXU CORP. NOR ANY SELLING SECURITYHOLDER HAS AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT. THE SELLING SECURITYHOLDERS ARE OFFERING TO SELL, AND ARE SEEKING OFFERS TO BUY, THE SECURITIES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE RELATED PROSPECTUS CONSTITUTES AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THE RESPECTIVE DOCUMENT.

     INVESTING IN THE NOTES OR THE SHARES OF TXU CORP. COMMON STOCK ISSUABLE ON CONVERSION OF THE NOTES INVOLVES RISKS. SEE RISK FACTORS BEGINNING ON PAGE 13 OF THE RELATED PROSPECTUS.

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            The date of this prospectus supplement is March 3, 2004.

     The information set forth in the following table modifies and supplements the information set forth in the table appearing under the heading SELLING SECURITYHOLDERS in the related prospectus. The information regarding the selling securityholders listed below was furnished to us by such selling securityholders on or before March 3, 2004.

                                         PRINCIPAL AMOUNT OF                   NUMBER OF SHARES   PERCENTAGE OF
                                          NOTES BENEFICIALLY   PERCENTAGE OF   OF COMMON STOCK      SHARES OF
                                              OWNED THAT           NOTES          THAT MAY         COMMON STOCK
SELLING SECURITYHOLDER                       MAY BE SOLD        OUTSTANDING       BE SOLD(1)      OUTSTANDING(2)
--------------------------------------   -------------------   -------------   ----------------   --------------
Argent LowLev Convertible Arbitrage
  Fund II, LLC                               $   120,000             *               3,471              *
Banc of America Securities LLC(3)            $ 2,000,000             *              57,857              *
Credit Suisse First Boston LLC(4)            $10,000,000            1.90           289,289              *
Lehman Brothers Inc.                         $   350,000             *              10,125              *

----------------------

*    Less than 1%
(1) Assumes conversion of all of the selling securityholder's notes at an initial conversion rate of 28.9289 shares of TXU Corp. common stock per $1,000 principal amount of the notes. However, this conversion rate will be subject to adjustment as described in the prospectus under DESCRIPTION OF NOTES--"Conversion Rights--Conversion Rate Adjustments." As a result, the number of shares of TXU Corp. common stock issuable upon conversion of the notes may increase or decrease in the future.
(2) The number of shares of TXU Corp. common stock that may be sold under the prospectus by a particular selling securityholder as a percentage of the shares of such stock outstanding. In calculating this percentage, based on Rule 13d-3(d)(i) of the Securities Exchange Act of 1934, as amended, TXU Corp. treated as outstanding the sum of the 323,802,730 shares of TXU Corp. common stock outstanding as of September 30, 2003 plus the number of shares of TXU Corp. common stock issuable upon conversion of all of the particular selling securityholder's notes. However, TXU Corp. did not assume the conversion of any other holder's notes.
(3) Banc of America Securities LLC was an initial purchaser and joint lead manager in connection with the private placement of the notes in July 2003.
(4) Credit Suisse First Boston LLC was an initial purchaser, the representative for the initial purchasers, and a joint book-running manager in connection with the private placement of the notes in July 2003.


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